Exhibit 99.1

CinCor Reports Fourth Quarter and Full-Year 2021 Financial Results and Provides Corporate Update

BrigHtn Phase 2 study with CIN-107 for Resistant Hypertension Enrollment Complete with Topline Results Expected in 2H 2022

Topline Data from HALO Phase 2 study with CIN-107 for Uncontrolled Hypertension Expected in 2H 2022

Mason Freeman, M.D. named Chief Medical Officer

Conference call and live webcast today at 8:30 AM Eastern Time

BOSTON, March 22, 2022 (GLOBE NEWSWIRE) -- CinCor Pharma, Inc. (NASDAQ: CINC) today announced financial results for the fourth quarter and full-year ended December 31, 2021 and provided a corporate update.

“The past year was highly successful and foundational for CinCor. We advanced our pipeline, broadened and strengthened our team and established a solid balance sheet to further clinical development of CIN-107, our highly selective and differentiated aldosterone synthase inhibitor for the broad treatment of hypertension and cardio-renal conditions,” said Marc de Garidel, Chief Executive Officer. “We currently have three ongoing Phase 2 trials evaluating CIN-107 in two subpopulations of hypertension and in one hypertension related cardio-renal condition, including BrigHtn for treatment-resistant hypertension, HALO for uncontrolled hypertension, and Spark-PA for primary aldosteronism. We are excited to explore the dual potential of CIN-107 to improve uncontrolled blood pressure with the planned initiation of a fourth Phase 2 trial for patients with chronic kidney disease and uncontrolled hypertension in the first half of 2022. Finally, we are pleased to announce that we have completed patient recruitment in the BrigHtn trial with 275 patients randomized as of March 2022, and we remain on track to report topline data for both the BrigHtn and HALO trials in the second half of 2022.”

Terry Coelho, Executive Vice President, Chief Financial Officer, and Chief Business Development Officer, added. “In addition to our clinical and operational progress, during the past year we raised funding which we believe will allow us to aggressively pursue our strategy and provide a cash runway that we estimate should support our business operations as planned, including our ongoing and currently planned Phase 2 and Phase 3 clinical programs, through 2024. We thank all of our investors for their support, including those who participated on our Series B preferred stock financing that raised $141.9 million in net proceeds in 2021, those who invested as part of our IPO at the start of 2022, and all the investors who have joined us since CinCor became public.”

2021 and Recent Corporate and Clinical Highlights

•
BrigHtn Phase 2 Study Completed Enrollment. In March 2022, the BrigHtn Phase 2 study of CIN-107 for resistant hypertension completed enrollment with 275 patients randomized. Topline data from this trial is expected in the second half of 2022.
•
Dosed First Patient in HALO. In December 2021, the first patient was dosed in the Phase 2 HALO trial which is evaluating CIN-107 in patients with uncontrolled hypertension. Topline data from this trial is expected in the second half of 2022.
•
Strengthened Executive Management Team. In March 2022, Mason W. Freeman, M.D., was named as Chief Medical Officer, after having been appointed as Executive Vice President, Clinical Development in August 2021. Over the past year, CinCor significantly strengthened and expanded its management team, including appointing Marc de Garidel as Chief Executive Officer in July 2021; appointing Terry Coelho as Executive Vice President, Chief Financial Officer and Chief Business Development Officer in November 2021 and by adding other experienced developers and operating personnel.
•
Strengthened Board of Directors. In May 2021, John Thero, former President and Chief Executive Officer of Amarin Corporation PLC and Troy Ignelzi, Chief Financial Officer of Karuna Therapeutics were appointed as members of the Board of Directors. In October 2021, Jason Pitts, Ph.D., Vice President at General Atlantic, joined the Board of Directors. In January 2022, June Lee, M.D., Founder and former CEO of Esker Therapeutics and previously executive vice president and chief development officer of MyoKardia, Inc., was appointed as a member of the Board of Directors.
•
Strengthened Balance Sheet. Ended 2021 with approximately $136.6 million in cash and cash equivalents to which $193.2 million of cash was added in early 2022 following CinCor’s successful IPO. Based on the company’s current plans, existing cash and cash equivalents are estimated to support the company’s operating expenses and capital requirements through 2024, including our ongoing and currently planned Phase 2 and Phase 3 clinical programs.
•
CinCor added to Russell indexes. Effective March 18, 2022, CinCor was added to the Russell 2000® and Russell 3000® Indexes.

Key Anticipated Upcoming Milestones

BrigHtn: Phase 2 trial for CIN-107 in patients with treatment-resistant hypertension (rHTN)

•
Enrollment completed – achieved in March 2022 with 275 patients randomized
•
Topline data expected in second half of 2022

HALO: Phase 2 trial for CIN-107 in patients with uncontrolled hypertension (uHTN)

•
Topline data expected in second half of 2022

Spark-PA: Phase 2 trial for CIN-107 in patients with primary aldosteronism (PA)

•
Topline data expected in second half of 2023

CKD: Planned Phase 2 trial for CIN-107 in patients with uncontrolled hypertension (uHTN) and chronic kidney disease (CKD)

•
First patient expected to be dosed in first half of 2022

Fourth Quarter and Full-Year 2021 Financial Highlights

Cash Position: Cash and cash equivalents were $136.6 million as of December 31, 2021, as compared to $26.1 million as of December 31, 2020. During 2021, CinCor completed a Series B preferred stock financing, raising net proceeds of $141.9 million. Subsequent to December 31, 2021, CinCor completed an IPO, raising net proceeds of $193.2 million, after deducting underwriting discounts, commissions, and other IPO related expenses.

Research and Development (R&D) Expenses: R&D expenses were $21.5 million for the full year ended December 31, 2021, compared to $19.2 million for the full year ended December 31, 2020. R&D expenses for the three months ended December 31, 2021, were $9.4 million, compared to $5.1 million for the three months ended December 31, 2020. The increase of $2.3 million in full year R&D expenses was primarily due to the costs associated with the progression of the Phase 2 clinical trials, increased chemistry manufacturing and controls (CMC) spend, and the addition of several important R&D full time resources in the latter part of 2021, partially offset by the completion of several Phase 1 and clinical pharmacology studies in 2020.

General and Administrative (G&A) Expenses: G&A expenses were $21.0 million for the full year ended December 31, 2021, compared to $2.0 million for the full year ended December 31, 2020. G&A expenses were $15.9 million for the three months ended December 31, 2021, compared to $0.4 million for the three months ended December 31, 2020. The increase of $19.0 million in full year G&A expenses was primarily driven by $10.0 million of expense, of which $9.5 million was non-cash, related to the previously disclosed settlement agreement with CinRx in the fourth quarter of 2021. Under the terms of the settlement agreement, CinCor agreed to issue 764,705 shares (valued at $9.5 million) of its common stock to CinRx. CinCor also agreed to reimburse CinRx’s legal fees for up to an aggregate total of $0.5 million. Additional drivers of the increased G&A expenses year over year included legal costs and hiring of key leadership and other critical management roles, particularly in preparation to operate as a stand-alone public company.

Other Expenses: During 2021, CinCor incurred a non-cash expense of $7.9 million related to the change in fair value of its warrant derivative liabilities. This change in fair value was driven by the issuance of additional warrants in connection with the Series B preferred stock financing, as well as an increase in the fair value of the underlying common stock, which is the primary driver of the warrant derivative fair value, as assessed by an independent third party. In 2020, the Company incurred a non-cash expense of $1.2 million related to the warrant derivative liabilities driven by the increase in the fair value of the warrant derivative, and specifically the underlying common stock. These impacts are related to the stock purchase warrants issued to

Roche in connection with the Roche agreement when CIN-107 was acquired in 2019. Upon the completion of the IPO in January 2022, the Roche warrants automatically net exercised in whole, resulting in the issuance of 852,788 shares of CinCor common stock to Roche.

Net and Comprehensive Loss: For the full year ended December 31, 2021, CinCor reported a net and comprehensive loss of $50.4 million, compared to a net and comprehensive loss of $22.3 million, for the full year ended December 31, 2020, driven by the factors outlined above.

Conference Call and Webcast Information

CinCor management will hold a conference call and webcast today at 8:30 AM Eastern Time to review the company’s financial and operating results and to provide a corporate update. The dial-in number for the conference call is 877-407-9039 (U.S./Canada) or 201-689-8470 (international). The conference ID for all callers is 13727506. The live webcast and replay may be accessed by visiting the CinCor website at https://www.cincor.com/events-presentations. The replay will be available for 30 days following the call.

About CinCor

CinCor, founded in 2018, is a clinical-stage biopharmaceutical company with a mission to bring innovation to the pharmaceutical treatment of cardio-renal diseases. Its lead asset, CIN-107, a highly selective, oral small molecule inhibitor of aldosterone synthase, is in clinical development for the treatment of hypertension and primary aldosteronism.

About CIN-107

CIN-107 is a highly selective, oral small molecule inhibitor of aldosterone synthase, the enzyme responsible for the synthesis of aldosterone in the adrenal gland, in development for patient populations with significant unmet medical needs, including treatment-resistant hypertension and primary aldosteronism. Hypertension, which is defined by the American College of Cardiology and the American Heart Association as resting blood pressure above 130/80 mm Hg, is generally acknowledged to be one of the most common preventable risk factors for premature death worldwide. Though often asymptomatic, hypertension significantly increases the risk of heart disease, stroke and kidney disease, amongst other diseases. It is estimated that as much as 20% of the global population suffers from hypertension, including nearly one-half of the adult population in the U.S., or 116 million hypertensive patients.

Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, statements related to CinCor’s business in general; the results and timing of CinCor’s ongoing and planned clinical trials; the anticipated timing of disclosure of results of clinical trials; the progress of CinCor’s research and development programs and clinical trials and studies, including enrollment and retention in clinical trials; plans for initiating future clinical trials and studies; the therapeutic potential of CIN-107; CinCor’s clinical milestones and pipeline;

expectations with respect to regulatory matters; expectations with respect to human capital matters; expectations relating to and the sufficiency of CinCor’s cash resources; and other statements that are not historical facts. Because such statements are subject to risks and uncertainties, actual results may differ from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “expected,” “intends,” “plan,” “may”, “will,” “project”, “estimate”, “continue,” “advance” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on CinCor’s current plans, objectives, estimates, expectations and intentions, involve assumptions that may never materialize or may prove to be incorrect and inherently involve significant risks and uncertainties, including factors beyond CinCor’s control, that could cause actual results, performance, or achievement to differ materially and adversely from those anticipated or implied in the statements, including, without limitation, CinCor has incurred significant operating losses since its inception; CinCor has a limited operating history and no history of commercializing products; CinCor will require substantial additional funding to finance its operations; CinCor’s business is entirely dependent at this time on the success of one drug, CIN-107; interim, “top-line” and preliminary data from clinical trials announced or published from time to time may change; CinCor may not be successful in its efforts to expand its pipeline beyond CIN-107; success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials; enrollment and retention of patients in clinical trials could be delayed; CinCor relies and will rely on third parties to conduct, supervise and monitor existing clinical trials and potential future clinical trials; developments from the company’s competitors and the marketplace for the company’s products; and CinCor’s business, operations and clinical development timelines and plans may be adversely affected by the evolving and ongoing COVID-19 pandemic and geopolitical events and matters related thereto; and other risks and uncertainties affecting the company, including those described under the caption “Risk Factors” and elsewhere in CinCor’s prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b), on January 7, 2022, and other filings and reports that CinCor may file from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2021 that is expected to be filed with the SEC on March 22, 2022. Other risks and uncertainties of which CinCor is not currently aware may also affect the company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. CinCor undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:
Terry Coelho
CinCor Pharma, Inc.
EVP, CFO and CBDO

Investors:
Bob Yedid

LifeSci Advisors

ir@CinCor.com

CinCor Pharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31	Year Ended December 31,
	2021	2020	2021	2020
Operating expenses:
Research and development	$ 9,378,695	$ 5,123,534	$ 21,514,135	$ 19,162,036
General and administrative	15,854,410	390,174	20,996,271	1,963,409
Total operating expenses	25,233,105	5,513,708	42,510,406	21,125,445
Loss from operations	(25,233,105)	(5,513,708)	(42,510,406)	(21,125,445)
Other (income) expense:
Interest income	(13,743)	(6,814)	(21,641)	(36,728)
Change in fair value of warrant derivative liabilities	4,124,800	302,437	7,880,309	1,209,828
Total other expense, net	4,111,057	295,623	7,858,668	1,173,100
Net and comprehensive loss	$ (29,344,162)	$ (5,809,331)	$ (50,369,074)	$ (22,298,545)

Net and comprehensive loss per common share, basic and diluted	$ (15.71)	$ (4.65)	$ (32.52)	$ (17.84)
Weighted average common shares outstanding, basic and diluted	1,868,449	1,250,000	1,548,677	1,250,000

CinCor Pharma, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31,
	2021	2020
Cash and cash equivalents	$ 136,605,613	$ 26,078,064
Working capital	124,557,451	19,908,607
Total debt	0	0